Exhibit 99.1





                          FOR IMMEDIATE RELEASE


                                                    Contact: Douglas L. McCabe
                                                             President & CEO
                                                             607-776-2013




                        BATH NATIONAL CORPORATION

     January 31, 2001 Bath, N.Y. - Bath National Corporation (OTC Bulletin
Board: BATH) announced that shareholders at its special meeting today overwhelmingly approved the adoption of the Agreement and Plan of Merger with Financial Institutions, Inc.

     Douglas McCabe, President & CEO of Bath National Corporation, stated, "We are extremely gratified that our shareholders understand the value of our proposed merger with Financial Institutions, Inc."

     President McCabe went on to say that Bath National would continue its tradition of serving its depositors, customers and the local community. Bath National's subsidiary, Bath National Bank, will continue to operate as a separately chartered and managed organization within Financial Institutions' super community bank franchise. President McCabe indicated that subject to the receipt of final regulatory approvals, Bath National and Financial Institutions currently expect the merger to close in the second quarter of 2001.

     Bath National Bank operates 11 branch offices located in Ontario, Schuyler, Steuben and Yates counties, New York. At December 31, 2000, Bath National Bank had total assets of $287.9 million and total equity of $28.0 million.

     FII is a four-bank holding company headquartered in Warsaw, New York. Founded in 1931, FII owns four commercial banks in Western and Central New
York: Wyoming County Bank, the National Bank of Geneva, The Pavilion State Bank, and First Tier Bank & Trust. These banks serve individuals, businesses and municipalities through a network of 31 offices and 41 ATM's in eleven counties. FII employs more than 500 people. As of December 31, 2000, FII had total assets of $1.3 billion. FII is publicly traded on the NASDAQ National Market under the symbol "FISI".